Exhibit 23.4

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Medalist Diversified REIT, Inc. and subsidiaries of our report dated February 25, 2025, appearing in the Company’s Current Report on Form 8-K/A filed on February 25, 2025, with respect to the statement of revenues and certain operating expenses of the Buffalo Wild Wings Property for the year ended December 31, 2023, incorporated by reference into this Registration Statement, and to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Richmond, Virginia

April 9, 2025